CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ALBA MINERAL EXPLORATION, INC.

Alba Mineral Exploration, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and asking the stockholders of the Corporation for consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and shall read as follows:

“The name of the corporation is: Bergio International, Inc.”

RESOLVED FURTHER, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and shall read as follows:

“The total number of shares of stock which the corporation is authorized to issue is 75,000 shares of common stock having a $0.001 par value. The shares of common stock currently issued and outstanding are to be split forward at a ratio of twelve (12) new shares for each one (1) old share, with the par value remaining at $.001 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, Consent of its Shareholder, pursuant to a written consent in lieu of a meeting of shareholders in accordance with Section 228 of the General Corporation Law of the State of Delaware, was signed authorizing the change of name of the Corporation, effective October 19, 2009.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Berge Abajian, its Chief Executive Officer and Secretary, this 21th day of October, 2009.

  /s/Berge Abajian
By: Berge Abajian, CEO and President
Authorized Officer